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                                                                    EXHIBIT 23.3


                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the use in the joint proxy statement/prospectus constituting part of this Registration Statement on Form S-4 of 3Dfx Interactive of our report dated December 12, 1998, except as to Note 15, which is as of January 15, 1999, relating to the financial statements of STB Systems, Inc., which appears in such joint proxy statement/prospectus. We also consent to the use of our report on the Financial Statement Schedules, which appears in such joint proxy statement/prospectus. We also consent to the reference to us under the heading "Experts" in such joint proxy statement/prospectus.



PricewaterhouseCoopers LLP
Dallas, TX

April 14, 1999